Exhibit 99.1

Fushi Copperweld Announces 2012 First Quarter Results

BEIJING, May 3, 2012 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Results

  Revenues were $62.1 million compared to $65.9 million in the year ago period;
  Gross profit was $16.4 million, or 26.3% of revenues, compared to $17.1 million, or 26.0% of revenues, in the year ago period;
  Income from operations was $8.1 million, or 13.0% of revenues, compared to $10.5 million, or 15.9% of revenues, in the year ago period;
  Net income was $4.9 million, or $0.13 per diluted share, compared to net income of $6.8 million, or $0.18 per diluted share, in the year ago period;
  Cash position of $205.4 million at March 31, 2012.

Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, "The quarter came in largely as expected, and we saw a slight improvement in business conditions and greater predictability in orders relative to what we experienced in the 2011 fourth quarter. While sales at Dalian were impacted by softening telecom demand, we benefitted from solid performance in our utility product lines and lower raw material costs in what continued to be a challenging market environment. We also began to see some traction from our growth initiatives in the period, including increased order and inquiry activity from European, African and broader Asian markets, for a variety of products. The ramp up of our operations in Liege, Belgium continued, and Liege is becoming a key competitive differentiator for us, as we have secured promising new copper tubing and bi-metallic wire orders and interest, as a result of our on-the-ground presence in this market."

Revenues in the first quarter of 2012 were $62.1 million, a decrease of 5.7% compared to $65.9 million in the prior year quarter, primarily due to lower sales volumes.

Gross profit in the first quarter was $16.4 million compared to $17.1 million last year. Gross margin increased to 26.3% from 26.0% in the same period last year. Gross margin for the Company's Dalian cladding facility was 33.1%, compared to 32.6% in the prior year period, while gross margin for the Company's Fayetteville, TN facility was 10.3% in the first quarter of 2012, compared to 8.9% in the 2011 first quarter.

Operating expenses in the first quarter of 2012 increased to $8.3 million, compared to $6.7 million in the prior year's quarter, primarily as a result of the Company's continued investment in its global business development efforts, as well as incremental costs of approximately $0.9 million related to the start-up of operations at its new facility in Liege, Belgium. As a percentage of revenue, operating expenses increased to 13.3% from 10.1% in the first quarter of 2011. While not significant to date, the Liege facility did generate nominal revenues from sales of copper-clad aluminum and copper tubing products during the quarter. The Company expects that revenues from this facility will continue to increase and be slightly dilutive to earnings in 2012.

The Company's effective income tax rate in the first quarter of 2012 was 39.2% compared to 33.5% in the year ago period. The Company continues to expect its effective tax rate for the 2012 full year period to be 31.5%.

Net income in the first quarter was $4.9 million, or $0.13 per diluted share, compared to net income of $6.8 million, or $0.18 per diluted share, for the 2011 first quarter.

Fully diluted shares in the first quarter of 2012 were 38.3 million compared to 38.4 million a year ago.

During the three months ended March 31, 2012, the Company generated net cash from operating activities of $7.1 million, compared to $15.0 million in the comparable period in 2011.

Mr. Longever concluded, "As we exit the seasonally soft first quarter, we are encouraged by our performance and the improved conditions in our markets. Order trends have remained promising, our growth investments are beginning to generate benefits that we expect to build on throughout the year, and the feedback we have received from our customers and prospects reinforces the value proposition of our products as a technically superior and economically attractive alternative to pure copper. We remain confident in the long-term demand drivers for our products and in our ability to grow the business. In the meantime, we continue to generate healthy cash flows and add to our strong cash position, which keeps us well positioned through the economic cycle."

Outlook

Based on its first quarter performance and current business trends, Fushi Copperweld continues to expect 2012 fully diluted earnings per share between $0.76 and $0.86, based on an estimated weighted average diluted share count of 38.3 million shares and an effective tax rate of 31.5%. The Company expects profitability in subsequent quarters to improve over the first quarter due to higher revenues with the absence of the Chinese New Year and increased traction from business development and certification efforts.

Conference Call

The Company will conduct a conference call to discuss the first quarter 2012 results today, Thursday, May 3, 2012, at 8:30 am ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-866-226-1792 and accessed internationally at 1-416-340-2216. A live webcast of the conference call will also be available at http://bit.ly/eventFSIN. A replay of the call will be available at www.fushicopperweld.com on the Investor Relations section.

About Fushi Copperweld

Fushi Copperweld Inc., principally through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd. and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors

Jolin Qiao, Investor Relations Officer
Fushi Copperweld Inc.
Phone +1.931.433.0482
E-mail: ir@fushicopperweld.com
Web:  www.fushicopperweld.com

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2012 and DECEMBER 31, 2011
UNAUDITED

	March 31,	December 31,
ASSETS	2012	2011
Current assets:	USD	USD
Cash	205,375,102	200,451,902
Accounts receivable, net of allowance for doubtful accounts	63,844,604	63,978,861
Inventories	15,053,070	10,695,123
Advances to suppliers	6,970,168	6,793,904
Prepaid expenses and other current assets	1,488,592	1,332,204
Total current assets	292,731,536	283,251,994

Property, plant and equipment, net	114,205,897	117,405,523
Intangible assets, net	387,900	431,441
Land use rights	13,213,366	13,321,796
Deposits for land use rights	10,084,905	10,090,621
Goodwill	1,811,041	1,812,068
Other non-current assets	459,845	491,380
Total assets	432,894,490	426,804,823
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term loan	650,000	650,000
Accounts payable	5,595,197	3,802,155
Amounts due to a related party	-	2,000,000
Accrued expenses and other current liabilities	17,026,671	15,880,176
Total current liabilities	23,271,868	22,332,331
Long-term loans	7,542,740	7,632,100
Deferred income tax liabilities	663,100	672,943
Total liabilities	31,477,708	30,637,374

Shareholders' equity:
Common stock, $0.006 par value, 100,000,000 shares authorized; 38,286,054 and 38,240,438 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	229,718	229,444
Additional paid-in capital	169,696,936	169,335,522
Retained earnings	177,374,216	172,507,890
Accumulated other comprehensive income	54,115,912	54,094,593
Total shareholders' equity	401,416,782	396,167,449
Commitments and contingencies
Total liabilities and shareholders' equity	432,894,490	426,804,823

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2012 AND 2011
UNAUDITED

	Three-Month Period Ended March 31,
	2012	2011
	USD	USD

Revenues	62,146,186	65,925,866
Cost of revenues	45,790,996	48,777,114
Gross profit	16,355,190	17,148,752
Selling expenses	1,619,393	1,149,524
General and administrative expenses	6,656,755	5,515,123
Total operating expenses	8,276,148	6,664,647
Income from operations	8,079,042	10,484,105
Interest income	236,709	228,854
Interest expense	(131,185)	(98,094)
Foreign currency exchange losses, net	(175,595)	(354,892)
Total other expense, net	(70,071)	(224,132)
Income before income taxes	8,008,971	10,259,973
Income tax expense	3,142,645	3,433,688
Net income	4,866,326	6,826,285
Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	21,319	2,655,537
Comprehensive income	4,887,645	9,481,822
Earnings per share:
Basic	0.13	0.18
Diluted	0.13	0.18

FUSHI COPPERWELD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2012 AND 2011
UNAUDITED

	Three-Month Period Ended March 31,
	2012	2011
	USD	USD
Cash flows from operating activities:
Net cash provided by operating activities	7,115,016	15,013,956
Cash flows from investing activities:
Purchases of property, plant and equipment	(199,054)	(282,486)
Net cash used in investing activities	(199,054)	(282,486)
Cash flows from financing activities:
Payment for acquisition of Jinchuan	-	(4,819,107)
Repayment of interest-free loans provided by Mr. Li Fu	(2,000,000)	-
Repayment of long-term bank loans	(162,500)	(162,500)
Proceeds from issuance of common stock and warrants	185,873	622,275
Net cash used in financing activities	(1,976,627)	(4,359,332)
Effect of foreign currency exchange rate changes on cash	(16,135)	1,065,919
Net increase in cash	4,923,200	11,438,057
Cash at beginning of period	200,451,902	123,000,338
Cash at end of period	205,375,102	134,438,395
Supplemental disclosure of cash flow information:
Interest paid	131,185	98,595
Income taxes paid	2,249,133	2,572,995